PRESS RELEASE

LAS VEGAS, NEVADA, November 14, 2014 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the third quarter ended September 30, 2014.

Consolidated Net revenue was $87.9 million for the third quarter of 2014 compared to $84.4 million for the third quarter of 2013, an increase of 4.1%. ACEP reported third quarter Net income of $0.6 million for 2014 compared to Net loss of $9.4 million for the third quarter of 2013. Adjusted EBITDA increased 1.4% to $14.9 million for the third quarter of 2014 compared to $14.7 million for the third quarter of 2013. Adjusted EBITDA Margin however decreased to 17.0% compared to 17.4% in 2013.

The increase in consolidated Net revenue for the third quarter of 2014 was driven by the hotel and food and beverage divisions caused primarily by higher occupancy, average daily rates and higher resort fees for the hotel and higher food covers for food and beverage. Consolidated casino revenue increased 1.3%. For the three months ended September 30, 2014 and 2013, certain expenses had an impact on income from operations. For the third quarter of 2014, share-based compensation expense was approximately $487,000 compared to none for the third quarter of 2013. For the three months ended September 30, 2013, our sales tax expense included a credit of approximately $1.1 million to reverse previously accrued taxes on complimentary meals provided to customers and employees. The company began accruing sales tax on complimentary and employee meals in February 2012 based on a decision by the Nevada Tax Commission, which was subsequently rescinded in July 2013.

The Stratosphere - Stratosphere’s Net revenue increased 6.2% in the third quarter of 2014 as compared to the third quarter of 2013. Hotel revenue increased 7.9% in the third quarter of 2014 compared to the third quarter of 2013, due to a 2.2 percentage point increase in occupancy, a 0.2% increase in average daily room rates and a 32.4% increase in resort fee revenue. Casino revenues increased 0.3% due primarily to higher slot hold. Food and Beverage revenues increased 11.1% due to increased food covers and higher average revenue per cover. Tower revenue increased 7.3% due to increased ride and Sky Jump patronage. Stratosphere increased both Adjusted EBITDA and Adjusted EBITDA margin during the third quarter of 2014.

Arizona Charlie’s - The Arizona Charlie’s Net revenue increased 2.8% in the third quarter as compared to the third quarter of 2013. Hotel and food and beverage revenues increased at both Arizona Charlie’s properties. The increase in hotel revenue was due to increased occupancy and higher average daily room rates at both properties. Casino revenues increased 2.1% on increased bingo volume and hold. As a result of increased expenses, Adjusted EBITDA and Adjusted EBITDA margin decreased at the Arizona Charlie’s properties during the third quarter of 2014 as compared to the third quarter of 2013.

The Aquarius - The Aquarius’ Net revenue increased 2.5% in the third quarter of 2014 compared to the third quarter of 2013. ADR increased 5.5% in the third quarter of 2014, while occupancy decreased to 55.7% in the third quarter of 2014 compared to 56.1% in the third quarter of 2013. Casino revenue increased 1.4% due primarily to increased slot revenue. Due to increased expenses, Adjusted EBITDA and Adjusted EBITDA Margin both decreased in the third quarter of 2014 as compared to the third quarter of 2013.

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Financial Statistics as of September 30, 2014:
•	Cash	$75.8 million
•	Unrestricted Cash	$67.6 million
•	Consolidated Total Debt	$333.3 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended September 30, 2014	$14.0 million

Conference Call Information:
We will hold our third quarter 2014 earnings conference call, Friday, November 14, 2014 at 10:00 AM Pacific Time (11:00 AM Mountain, 12:00 PM Central, 1:00 PM Eastern). To attend, dial 1-888-437-9445 (US/Canada toll-free). The pass code is 7725716. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$47.7	$47.1	$150.6	$151.6
Hotel	19.0	17.6	55.2	50.2
Food and beverage	18.8	17.2	55.2	52.0
Tower, retail, entertainment and other	9.1	8.8	25.5	24.9
Gross revenues	94.6	90.7	286.5	278.7
Less promotional allowances	6.7	6.3	20.2	19.7
Net revenues	87.9	84.4	266.3	259.0

Costs and expenses:
Casino	15.8	15.8	48.1	48.6
Hotel	9.4	8.8	26.5	25.1
Food and beverage	14.2	13.5	41.8	40.2
Other operating expenses	2.7	2.9	8.6	8.5
Selling, general and administrative	31.4	28.7	92.8	86.8
Pre-opening costs	—	—	—	0.1
Depreciation and amortization	7.3	7.9	21.9	24.1
Total costs and expenses	80.8	77.6	239.7	233.4
Income from operations	$7.1	$6.8	$26.6	$25.6

EBITDA Reconciliation:
Net income (loss)	$0.6	$(9.4)	$6.8	$(12.3)
Interest expense	6.5	8.4	19.8	30.1
Depreciation and amortization	7.3	7.9	21.9	24.1
EBITDA	$14.4	$6.9	$48.5	$41.9
Numbers may vary due to rounding.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$0.6	$(9.4)	$6.8	$(12.3)
Interest expense	6.5	8.4	19.8	30.1
Depreciation and amortization	7.3	7.9	21.9	24.1
Gain on disposal of assets	—	—	—	—
Pre-opening costs	—	—	—	0.1
Management fee - related party	—	—	—	0.5
Loss on debt redemption	—	7.8	—	7.8
Other non-recurring and extraordinary expenses[1]	0.5	—	3.5	0.1
Adjusted EBITDA	$14.9	$14.7	$52.0	$50.4
Adjusted EBITDA Margin	17.0%	17.4%	19.5%	19.5%

Numbers may vary due to rounding.
1As further defined in the First Lien Credit and Guaranty Agreement and Second Lien Credit Guaranty Agreement dated July 3, 2013 (the “Credit Agreements”). The 2013 Adjusted EBITDA calculations have been restated to conform with the Credit Agreements.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

WPU - Slot
Stratosphere	116.74	103.34	119.00	107.98
Decatur	106.93	107.11	113.13	115.24
Boulder	71.02	68.78	74.33	74.72
Aquarius	130.14	127.89	140.47	142.15
ACEP Consolidated	107.82	104.11	114.17	112.73

WPU - Tables
Stratosphere	716.40	741.47	782.55	789.84
Decatur	452.90	452.90	518.93	518.93
Boulder	217.39	326.09	329.67	403.52
Aquarius	615.09	546.61	582.46	550.51
ACEP Consolidated	611.29	597.11	633.00	628.48

ADR
Stratosphere	47.64	47.54	50.96	50.40
Decatur	43.08	41.62	45.55	43.64
Boulder	38.97	38.69	43.71	40.68
Aquarius	56.85	53.90	51.70	51.23
ACEP Consolidated	49.75	48.85	50.55	49.87

Hotel Occupancy %
Stratosphere	87.9	85.7	84.8	82.0
Decatur	78.0	70.1	77.4	69.8
Boulder	51.9	44.7	50.8	46.8
Aquarius	55.7	56.1	54.5	52.8
ACEP Consolidated	72.6	70.8	70.5	67.8

Net Revenue
Stratosphere	41.4	39.0	122.9	115.7
Decatur	14.3	14.1	44.9	45.0
Boulder	7.6	7.2	24.0	24.1
Aquarius	24.5	23.9	74.3	73.8
Corporate	0.1	0.2	0.2	0.4
ACEP Consolidated	87.9	84.4	266.3	259.0
Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the first and second lien credit agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the first and second lien credit agreements determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreements. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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